Exhibit 2.1
TRANSACTION AGREEMENT
among
THE PROCTER & GAMBLE COMPANY,
THE FOLGERS COFFEE COMPANY,
THE J.M. SMUCKER COMPANY
and
MOON MERGER SUB, INC.
dated as of
June 4, 2008

Continued

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Continued

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Continued

			Page

	8.10	Severability	48
	8.11	Counterparts	48
	8.12	Specific Performance	48
	8.13	Disclosure Letters	48

IX.	DEFINITIONS		49
EXHIBITS

Exhibit A:	Amended and Restated Articles of Incorporation of RMT Partner
Exhibit B:	Separation Agreement
Exhibit C:	Voting Agreement
Exhibit D:	Press Release
PARENT DISCLOSURE LETTER

Section 1.02(b)(i)	RMT Partner Common Stock — Fully Diluted Basis
Section 3.01	Due Organization, Good Standing and Corporate Power
Section 3.03	Non-Contravention
Section 3.05	Capital Structure
Section 3.06	Intellectual Property
Section 3.07	Litigation
Section 3.08	Compliance with Applicable Laws
Section 3.10	Coffee Business Compensation And Benefit Plans
Section 3.11	Financial Statements; Absence of Change
Section 3.12	Title to Properties; Security Interests
Section 3.13	Sufficiency
Section 3.15	Taxes
Section 3.16	Broker’s or Finder’s Fees
Section 5.01	Conduct of Business
Section 5.06	Access to Data
Section 5.15	Employee Matters
Section 5.18	TSA Services
RMT PARTNER DISCLOSURE LETTER

Section 4.03	Capitalization
Section 4.07	Litigation
Section 4.15	Intellectual Property
Section 5.02	Conduct of Business

-iv-

TRANSACTION AGREEMENT
     This Transaction Agreement (this “Agreement”), dated as of June 4, 2008, is among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Folgers Coffee Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Folgers”), The J.M. Smucker Company, an Ohio corporation (“RMT Partner”), and Moon Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of RMT Partner (“Merger Sub”).
RECITALS
     1. Parent directly and indirectly through its wholly owned Subsidiaries is engaged in the Coffee Business;
     2. Parent has determined that it would be appropriate and desirable to separate the Coffee Business from Parent;
     3. Prior to the Effective Time on the Closing Date (or as otherwise contemplated by Section 2.5 of the Separation Agreement) Parent will:
          A. Pursuant to the Separation Agreement, effect the Folgers Transfer and Recapitalization;
          B. Pursuant to the Separation Agreement and after the completion of the Folgers Transfer and Recapitalization, effect the Distribution;
     4. The Boards of Directors of Parent, Folgers, RMT Partner and Merger Sub have each approved and declared advisable the Merger of Merger Sub with and into Folgers immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;
     5. In the event that not all of the shares of Folgers Common Stock that are issued to Parent in the Folgers Stock Issuance are subscribed for in the Exchange Offer (if Parent determines to effect the Distribution through an Exchange Offer), Parent will distribute the balance of such shares of Folgers Common Stock on a pro rata basis to its shareholders immediately following the consummation of the Exchange Offer through the Clean-Up Spin Off as provided in the Separation Agreement;
     6. For federal income tax purposes, it is intended that (i) the Distribution should be tax-free to Parent and to the Parent shareholders pursuant to Section 361 and Section 355 of the Code, respectively, and (ii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and the parties intend that the execution of the Separation Agreement and this Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code; and
     7. Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain shareholders of RMT Partner have entered into the Voting Agreement.

     Accordingly, the Parties agree as follows:
I. THE MERGER; INITIAL ISSUANCE OF FOLGERS STOCK; AMENDMENT AND
RESTATEMENT OF RMT PARTNER ARTICLES
     1.01 The Merger. (a) On the terms and subject to the conditions of this Agreement, Merger Sub will be merged (the “Merger”) with and into Folgers in accordance with the provisions of the DGCL. Immediately following the Merger, Folgers will continue as the surviving corporation (the “Surviving Corporation”) and will be a wholly owned Subsidiary of RMT Partner, and the separate corporate existence of Merger Sub will cease.
          (b) On the terms and subject to the conditions set forth in this Agreement, the consummation of the Distribution and the Merger (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time on the third Business Day following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent and RMT Partner may agree. The date on which the Closing occurs is referred to as the “Closing Date.”
          (c) The Merger will be consummated by the filing of a certificate of merger (the “Certificate Of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and RMT Partner, the “Effective Time”).
          (d) The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Folgers and Merger Sub will vest in Folgers as the Surviving Corporation and all debts, liabilities and duties of Folgers (including all of the obligations under the Folgers Credit Facility) and Merger Sub will become the debts, liabilities and duties of Folgers as the Surviving Corporation.
          (e) The text of the certificate of incorporation of the Surviving Corporation in effect at the Effective Time shall, by virtue of the Merger, be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the corporation set forth in the certificate of incorporation of the Surviving Corporation will continue to be “The Folgers Coffee Company”), until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (f) The initial directors of the Surviving Corporation at the Effective Time will be the directors of Merger Sub. The initial officers of the Surviving Corporation at the Effective Time will be the officers of Folgers at the Effective Time (after taking into account the resignations contemplated by Section 2.2(a)(vi) of the Separation Agreement). Each of such initial officers and directors of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.
     1.02 Initial Issuance of Folgers Stock. (a) As contemplated by Section 1.1(a)(i) of the Separation Agreement and subject to adjustment as provided in Section 1.02(c), in partial consideration for the transfer of Assets contemplated by Section 1.2 of the Separation Agreement, Folgers will issue and deliver to Parent a number of shares of Folgers Common Stock equal to (i) (A) 1.1524 (the “Exchange Ratio”), multiplied by (B) the number of shares of RMT Partner Common Stock on a Fully Diluted Basis; less (iii) the number of shares of Folgers common stock outstanding immediately prior to the issuance of Folgers Common Stock pursuant to this Section 1.02.
          (b) For purposes of this Agreement:
          (i) “Fully Diluted Basis” shall mean the Parties’ best estimate, made in good faith, of (i) the number of shares of RMT Partner Common Stock that are outstanding as of the Closing Date, plus (ii) (a) the number of restricted shares of RMT Partner Common Stock and deferred stock units outstanding as of the Closing Date (assuming, for purposes of this calculation, that all of the Permitted Equity Awards will be outstanding as of the Closing Date) and (b) the number of shares of RMT Partner Common Stock issuable upon exercise of any options or rights of any nature, whatsoever, whether contingent, vested or unvested, or otherwise, both (a) and (b) to be based upon the treasury stock method (in accordance with the rules and interpretations of the Financial Accounting Standards Board, subject to the following sentence, and consistent with Section 1.02(b)(i) of the Parent Disclosure Letter (which details the calculation as of the date of this Agreement)), in each case other than the shares of RMT Partner Common Stock issued or to be issued in the Merger. The parties’ binding estimate of the number of shares of RMT Partner Common Stock on a Fully Diluted Basis shall be made on the Estimation Date using, for the purposes of the treasury stock method calculations, $50.85 for the price of RMT Partner Common Stock for all options and rights included in the calculation.
          (ii) “Estimation Date” means the soonest reasonably practicable date prior to the date on which the Exchange Offer is commenced (or prior to the last Trading Day that ends at least 20 Trading Days prior to the date the Parties expect the Distribution Date to occur, if Parent elects to effect the Distribution as a One-Step Spin-Off), or such other date as may be reasonably agreed by the parties hereto.

          (c) If the condition to the obligation of Parent to effect the Folgers Transfer and the Distribution set forth in Section 7.1(b) of the Separation Agreement has not been satisfied and all of the conditions set forth in Section 7.1(a) of the Separation Agreement have been satisfied or waived, Parent may elect to waive the condition set forth in Section 7.1(b) of the Separation Agreement, in which case the number of shares of Folgers Common Stock issuable to Parent pursuant to Section 1.02(a) shall be increased by an amount equal to (a) $350 million less the principal amount of indebtedness, if any, that is financable and received by Folgers pursuant to the Folgers Credit Facility (such difference, the “Shortfall Amount”), divided by (b) the Reference Price.
     1.03 Amendment of RMT Partner Articles. RMT Partner may present to its shareholders for approval at the RMT Partner Shareholder Meeting a proposal (the “Amendment Proposal”) to amend and restate, effective as of the Effective Time, RMT Partner’s articles of incorporation to read in the form attached hereto as Exhibit A and, to the extent approved by the requisite vote of the shareholders of RMT Partner, such articles of incorporation will be the articles of incorporation of RMT Partner from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.
II. CONVERSION OF SHARES AND RELATED MATTERS
     2.01 Conversion Of Capital Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Folgers, RMT Partner or the holders of the following securities:
          (a) Each share of Merger Sub Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
          (b) Subject to Section 2.05, each issued share of Folgers Common Stock will be converted into the right to receive one fully paid and nonassessable share of RMT Partner Common Stock (together with the associated RMT Partner Right (as defined in Section 4.03(a)) under the RMT Partner Rights Agreement (as defined in Section 4.03(a)). The shares of RMT Partner Common Stock (including associated RMT Partner Rights) to be issued upon the conversion of shares of Folgers Common Stock pursuant to this Section 2.01(a) and cash in lieu of fractional shares of as contemplated by Section 2.05 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Folgers Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and any holder of a certificate representing any such shares of Folgers Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest. The issuance of RMT Partner Common Stock (including associated RMT Partner Rights) in connection with the Merger is referred to as the “RMT Partner Stock Issuance.”
          (c) Each share of Folgers Common Stock owned by RMT Partner or any direct or indirect wholly owned Subsidiary of RMT Partner (other than, in each case,

trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof and no payment will be made with respect thereto.
     2.02 Exchange Of Certificates. (a) Pursuant to Section 3.2(f) of the Separation Agreement, the Exchange Agent will hold, for the account of the relevant Parent shareholders, the global certificate(s) representing all of the outstanding shares of Folgers Common Stock distributed in the Distribution. Such shares of Folgers Common Stock will be converted into shares of RMT Partner Common Stock in accordance with the terms of this Article II.
          (b) Prior to the Closing, Parent will appoint a bank or trust company reasonably acceptable to RMT Partner as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, or as reasonably requested by Parent, RMT Partner will deposit with the Exchange Agent, for the benefit of the holders of shares of Folgers Common Stock, for exchange in accordance with this Article II through the Exchange Agent, evidence in book entry form representing the shares of RMT Partner Common Stock issuable pursuant to this Article II in exchange for outstanding shares of Folgers Common Stock (such shares of RMT Partner Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, RMT Partner will assume that there will not be any fractional shares of RMT Partner Common Stock. RMT Partner will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Parent, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.05. The Exchange Agent will, pursuant to irrevocable instructions, deliver the RMT Partner Common Stock to be issued pursuant to this Article II out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.
     2.03 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to any holder of record of outstanding shares of Folgers Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Folgers Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Folgers Common Stock will be entitled to receive in exchange therefor the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the respective Folgers Common Stock will forthwith be canceled. Until exchanged as contemplated by this Section 2.03, any Folgers Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 2.03. No interest will be paid or accrue on any cash payable upon exchange of any Folgers Common Stock.

     2.04 No Further Ownership Rights in Folgers Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Folgers Common Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Folgers Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Folgers Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Folgers Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.
     2.05 No Fractional Shares. (a) No certificates or scrip representing fractional shares of RMT Partner Common Stock will be issued upon the conversion of Folgers Common Stock pursuant to Section 2.01, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of RMT Partner Common Stock. For purposes of this Section 2.05, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.
          (b) Fractional shares of RMT Partner Common Stock that would otherwise be allocable to any former holders of Folgers Common Stock in the Merger will be aggregated, and no holder of Folgers Common Stock will receive cash equal to or greater than the value of one full share of RMT Partner Common Stock. The Exchange Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Parent, and in no case later than twenty business days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Folgers Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of RMT Partner Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to RMT Partner of issuing fractional shares of RMT Partner Common Stock and will not represent separately bargained-for consideration.
     2.06 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to RMT Partner Common Stock with a record date after the Effective Time will be paid to the holder of any Folgers Common Stock with respect to the shares of RMT Partner Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.05, until, in each case, the exchange of such Folgers Common Stock in accordance with this Article II. Subject to applicable Law, following the exchange of any such Folgers Common Stock, there will be paid to the holder of the certificate representing whole shares of RMT Partner Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of RMT Partner Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of RMT Partner Common Stock.
     2.07 Withholding Rights. RMT Partner, the Surviving Corporation or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.
     2.08 No Liability. None of the parties hereto or the Exchange Agent will be liable to any Person in respect of any shares of RMT Partner Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     2.09 Appraisal Rights. Holders of RMT Partner Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted those shares in favor of the adoption of this Agreement, who shall have delivered a written demand for appraisal of those shares in accordance with the Ohio Corporation Law and who, as of the Effective Time, will not have effectively withdrawn or lost this right to appraisal (the “Dissenting Shares”) will be entitled to those rights (but only those rights) as are granted by Section 1701.85 of the Ohio Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for those Dissenting Shares pursuant to Section 1701.85 of the Ohio Corporation Law will receive payment from the Surviving Corporation in accordance with the Ohio Corporation Law; provided, however, that (i) if any holder of Dissenting Shares shall have failed to establish the holder’s entitlement to appraisal rights as provided in Section 1701.85 of the Ohio Corporation Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn the holder’s demand for appraisal of the holder’s shares or lost the holder’s right to appraisal and payment for the holder’s shares under Section 1701.85 of the Ohio Corporation Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 1701.85 of the Ohio Corporation Law, the holder will forfeit the right to appraisal of those Dissenting Shares and each Dissenting Share will be exchanged pursuant to Section 2.01 of this Agreement.
III. REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to RMT Partner that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 8.13) of the Parent Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Parent or Folgers and publicly available prior to the date of this

Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature):
     3.01 Due Organization, Good Standing And Corporate Power. Each of Parent, Folgers, and the Folgers Entities is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Folgers or the Folgers Entities pursuant to the Separation Agreement and to carry on the Coffee Business as now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Coffee Business that will be contributed to Folgers or the Folgers Entities pursuant to the Separation Agreement or the nature of the Coffee Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.
     3.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other RMT Agreements by each of Parent and Folgers, as applicable, and the consummation by each of them of the Transactions (including the Merger), have been duly authorized and approved by their respective boards of directors (and this Agreement has been adopted by Parent as the sole stockholder of Folgers) and no other corporate or shareholder action on the part of Parent or Folgers is necessary to authorize the execution, delivery and performance of this Agreement and the Other RMT Agreements or the consummation of the Transactions. This Agreement, the Separation Agreement and the Voting Agreement have been, and the Other RMT Agreements, when executed, will be, duly executed and delivered by each of Parent and Folgers, as applicable, and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of each of Parent and Folgers enforceable against each of Parent and Folgers, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).
     3.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky Laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of RMT Partner Common Stock to be issued hereunder are met, and (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, the execution and delivery of this Agreement and the Other RMT Agreements by Parent and Folgers, as applicable, and the consummation by Parent and Folgers of the Transactions do not and will not: (i) violate or conflict with any provision of their respective articles of incorporation or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets that will be contributed to Folgers pursuant to the Separation Agreement may be bound; (iii) require any filing with, consent or approval of, or the giving of any notice to, any Governmental Authority (other than in connection with the Conveyance of Permits utilized in connection with the operation of the Coffee Business that are unrelated to the manufacturing of the types of products of the Coffee Business as such products are currently being manufactured); or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Parent or its Subsidiaries that will be contributed to Folgers pursuant to the Separation Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract that would be required to be filed as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Commission) in the Folgers Form 10/S-4 if such Folgers Form 10/S-4 was to be filed on the date of this Agreement (or, for purposes of the closing condition in Section 6.02(c), as of the Closing Date) (an “Folgers Material Contract”), excluding in the case of clauses (ii) through (iv) above, (x) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE and (y) any Security Interests created in connection with the Folgers Credit Facility.
     3.04 Information To Be Supplied. The information supplied or to be supplied by Parent (for itself or its Subsidiaries) for inclusion in the RMT Filings to be filed with the Commission will not, on the date of its filing or, in the case of the RMT Partner Form S-4 or the Folgers Form 10/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the RMT Partner Shareholders and at the time of the RMT Partner Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     3.05 Capital Structure. On the date of this Agreement, the authorized capital stock of Folgers consisted solely of 1,000 shares of Folgers Common Stock, of which 100 shares of Folgers Common Stock were outstanding. On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Folgers Common Stock are and will be owned directly by Parent free and clear of any Security Interest other than Permitted Encumbrances. Immediately following the Distribution, (i) there will be outstanding a number of shares of Folgers Common Stock determined in accordance with this Agreement, (ii) no shares of Folgers Common Stock will be held in Folgers’ treasury, and (iii) no bonds, debentures, notes or other Indebtedness of Folgers or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Folgers Common Stock or the holders of capital stock of any of Folgers’ Subsidiaries may vote will be outstanding. All outstanding shares of Folgers Common Stock are, and all such shares that may be issued prior to the Effective Time as contemplated by this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Folgers Common Stock or any capital stock equivalent or other nominal interest in Folgers or any of its Subsidiaries which relate to Folgers (collectively, “Folgers Equity Interests”) pursuant to which Folgers or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Folgers Equity Interests. There are no outstanding obligations of Folgers to repurchase, redeem or otherwise acquire any outstanding securities of Folgers Equity Interests.
     3.06 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, (a) to Parent’s Knowledge, Parent’s and its Subsidiaries’ use of Trademarks and Patents in the Coffee Business as currently conducted by Parent and its Subsidiaries does not infringe any Trademark or Patent, as the case may be, of any third party and (b) during the past two years no third party has made any written claim or demand or instituted any Action against Parent or any of its Subsidiaries, or to the Knowledge of Parent threatened the same, and neither Parent nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Parent and its Subsidiaries in respect of any of the Patents or Trademarks utilized in the Coffee Business or (ii) asserts that the operation of the Coffee Business is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party. None of the Patents or Trademarks utilized in the Coffee Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.
     3.07 Litigation. There are no Actions pending against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE. Neither Parent nor any of its Subsidiaries are subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.
     3.08 Compliance With Laws. Except as has not had or would reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, the Coffee Business is being conducted in compliance with applicable Laws. None of the Permits necessary to manufacture the products of the Coffee Business as such products are currently being manufactured will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE. Neither Parent nor any Subsidiary of Parent has received any written notice from any Person within the past three years alleging non-compliance with any such Permit except for such incidents of alleged non-compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.
     3.09 Contracts. Each Folgers Material Contract is in full force and effect and is enforceable by the Parent or one of its Subsidiaries in accordance with its terms. Each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Folgers Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Parent has made available to RMT Partner a true and correct copy of each Folgers Material Contract not otherwise filed with the Commission and publicly available.
     3.10 Employees and Employee Benefits. (a) Parent has provided RMT Partner a summary, in reasonable detail, of (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, and (iv) all other employee benefit and fringe benefit plans, in the case of each of (i) through (iv) maintained or contributed to by Parent or any of its Subsidiaries for the benefit of any of the employees of the Coffee Business or their beneficiaries and pursuant to which RMT Partner or any of its Subsidiaries may have any liability for any employees of the Coffee Business subsequent to the Effective Time (collectively, the “Compensation And Benefit Plans”). Section 3.10(a)(i) of the Parent Disclosure Letter sets forth (i) a list of Compensation And Benefit Plans or any other compensation or benefit plans, agreements or arrangements that were contemplated to be sponsored or maintained by Folgers and (ii) Compensation And Benefit Plans or any other compensation or benefit plans, agreements or arrangements which will be sponsored or maintained by Folgers or pursuant to which RMT Partner or any of its Subsidiaries may have any liabilities subsequent to the Effective Time as set forth on Section 3.10(a)(ii) of the Parent Disclosure Letter (collectively, the “Coffee Business Compensation And Benefit Plans”).
          (b) Parent has provided RMT Partner access to true and correct copies of all Coffee Business Compensation And Benefit Plans memorialized in writing as of the date hereof, including all amendments thereto, and, with respect to each such Coffee Business Compensation And Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the Internal Revenue Service, most recent annual valuation reports, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, written contracts, including administrative service agreements, group annuity contracts and group insurance contracts.

          (c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, each Coffee Business Compensation And Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each Coffee Business Compensation And Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each such plan, a “Coffee Business Pension Plan”) and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Parent, there are no circumstances which are reasonably likely to result in the revocation or denial of any such favorable determination letter.
          (d) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), solely with respect to Coffee Business Compensation And Benefit Plans (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or group of employees of any member of the Folgers Group, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, officer or group of employees, or result in the acceleration or the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reasons of Section 280G of the Code. No Coffee Business Compensation And Benefit Plan provides for a “gross up” or similar payments in respect of any taxes that may become payable under Section 4999 of the Code.
          (e) No Coffee Business Compensation And Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable Law.
          (f) Since January 1, 2007 through (and including) the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the Coffee Business, (ii) neither Parent nor Folgers has received written notice of any unfair labor practice charges against the Coffee Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither Parent nor Folgers has received written notice of any suits, actions or other proceedings in connection with the Coffee Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.
     3.11 Financial Statements; Absence of Changes. (a) Attached as Section 3.11 of the Parent Disclosure Letter are copies of (i) the audited combined financial statements of Folgers, including the combined balance sheets of Folgers as of June 30, 2007 and June 30, 2006, and the combined statements of income, equity and cash flows for the years ended June 30, 2007, June 30, 2006 and June 30, 2005 (collectively, the “Audited Statements”), and (ii) the unaudited combined balance sheet of Folgers for the nine months ended March 31, 2008 and the related unaudited combined statements of income and cash flows for the nine-month period then ended (collectively, the “Unaudited Statements,” and together with the Audited Statements, the “Financial Statements”).
          (b) The Financial Statements were derived from the books and records of the Parent and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except, in the case of the Unaudited Statements, for the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and present fairly in all material respects the financial position and results of operations of Folgers as at the dates and for the periods presented on the basis by which the Financial Statements were prepared (subject, in the case of the Unaudited Statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).
          (c) Except as required or expressly permitted by this Agreement, since March 31, 2008, there has not occurred any event, occurrence or condition which has had or would be reasonably expected to have, individually or in the aggregate, a Coffee Business MAE.
     3.12 Title to Properties; Security Interests. Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Coffee Business MAE: Parent and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Folgers Assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.
     3.13 Sufficiency. The Folgers Assets include:
          (a) the fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models and other tangible personal property (other than computers and other electronic information or communications Assets for which provision for access thereto is made in the Transition Services Agreement) that, in the aggregate, are sufficient for the Folgers Group to continue after the Business Transfer Time to manufacture the products of the Coffee Business in all material respects as such products are currently being manufactured by the Coffee Business in substantially the same quantities and to such specifications as currently manufactured by the Coffee Business in all material respects;
          (b) assuming that any required Consents to the transfer of the Folgers Governmental Approvals have been obtained, the Folgers Assets will include Permits that, in the aggregate, are sufficient to manufacture the types of products of the Coffee Business in all material respects as such products are currently being manufactured by the Coffee Business; and

          (c) the Folgers Assets, together with the Intellectual Property licensed to Folgers pursuant to the Intellectual Property Matters Agreement, include Intellectual Property sufficient to manufacture the types of products of the Coffee Business in all material respects as such products are currently being manufactured by the Coffee Business.
     3.14 Diligence; Knowledge. Parent has been given an opportunity to conduct due diligence and examine the assets and liabilities of RMT Partner, and has had an opportunity to ask questions of and receive answers from Representatives of RMT Partner regarding the business and properties, prospects and financial condition of RMT Partner, in each case to the full extent that it has elected to do so prior to the execution of this Agreement. As of the date of this Agreement, Parent has no Knowledge of any inaccuracy in the representations and warranties made by RMT Partner herein and will not assert any event, occurrence or condition of which it has Knowledge as of the date hereof as the basis for any claim that RMT Partner has breached any of its representations or warranties herein.
     3.15 Taxes. Except as has not had, and would not reasonably be expected to have, a Coffee Business MAE, (a) no Security Interests for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the Coffee Business, the Folgers Assets or the Folgers Liabilities, (b) Parent and its Subsidiaries have paid all Taxes required to be paid by them with respect to the Coffee Business, the Folgers Assets and the Folgers Liabilities, (c) neither Folgers nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, (d) neither Parent (with respect to the Folgers Assets and the Coffee Business) nor Folgers has, to Parent’s Knowledge, “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation, (e) neither Parent nor Folgers has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented or would reasonably be expected to prevent the Intended Tax-Free Treatment, and (f) Parent has made adequate provision for any Taxes payable by any member of the Folgers Group relating to the Coffee Business that are not yet due and payable for all taxable periods on its most recent financial statements to the extent required by GAAP or in the case of foreign entities in accordance with generally applicable accounting principles in the relevant jurisdiction.
     3.16 Broker’s or Finder’s Fee. Except as provided in Section 8.02, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Folgers, the Surviving Corporation or RMT Partner could become liable or obligated.
     3.17 No Other Representations or Warranties. Except for the representations and warranties of Parent expressly set forth in this Agreement and the Other RMT Agreements, neither the Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries (including Folgers) with respect to Folgers, its Subsidiaries, the Coffee Business or the transactions contemplated by this Agreement and the Other RMT Agreements. The representations and warranties made in this Agreement and the Other RMT Agreements with respect to Folgers, its Subsidiaries, the Coffee Business and the transactions contemplated by this Agreement and the Other RMT Agreements are in lieu of all other representations and warranties Parent and its Subsidiaries might have given RMT Partner, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. RMT Partner acknowledges that all other warranties that Parent and its Subsidiaries or anyone purporting to represent Parent and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Folgers, its Subsidiaries, the Coffee Business, are hereby expressly excluded. RMT Partner acknowledges that, except as provided herein and in the Other RMT Agreements, neither Parent nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to RMT Partner or any other Person acting on its behalf resulting from the distribution in written or oral communication to RMT Partner, or use by RMT Partner of, any information, documents, projections, forecasts or other material made available to RMT Partner, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other RMT Agreements.
IV. REPRESENTATIONS AND WARRANTIES OF RMT PARTNER
     RMT Partner hereby represents and warrants to Parent that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 8.13) of the RMT Partner Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by RMT Partner and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature):
     4.01 Due Organization, Good Standing And Corporate Power. (a) RMT Partner and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation (except as has not had, and would not reasonably be expected to have, an RMT Partner MAE), and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          (b) RMT Partner and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.
     4.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other RMT Agreements by RMT Partner and Merger Sub, and the consummation by RMT Partner and Merger Sub of the Transactions, have been duly authorized and approved by their respective board of directors (and this Agreement has been adopted by RMT Partner as the sole stockholder of Merger Sub) and, except for the RMT Partner Shareholder Approval, no other corporate or shareholder action on the part of RMT Partner or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other RMT Agreements or the consummation of the Transactions. This Agreement, the Separation Agreement and the Voting Agreement have been, and the Other RMT Agreements, when executed, will be, duly executed and delivered by RMT Partner and Merger Sub and to the extent that it is a party thereto each is (or when executed will be) a valid and binding obligation of RMT Partner and Merger Sub, as applicable, enforceable against RMT Partner and Merger Sub, as applicable, in accordance with their terms, subject to the Enforceability Exception.
     4.03 Capitalization. (a) The authorized capital stock of RMT Partner consists of 150,000,000 shares of common stock, without par value (the “RMT Partner Common Stock”), and 6,000,000 shares of serial preferred stock, no par value (“RMT Partner Preferred Stock”), of which 1,500,000 shares have been designated as “Series A Junior Participating Preferred Shares” (hereinafter referred to as “RMT Partner Series A Preferred Stock”). As of the close of business on the last full Business Day that precedes the date of this Agreement (the “Measurement Date”), there were 54,587,991 shares of RMT Partner Common Stock issued and outstanding (including shares of restricted RMT Partner Common Stock), 65,832 performance units granted (which may convert into restricted RMT Partner Common Stock), and 1,143,235 shares were reserved for issuance upon the exercise of outstanding options and deferred stock units (the “RMT Partner Options”) for RMT Partner Common Stock and, between such date and the date hereof, RMT Partner has not issued shares of RMT Partner Common Stock other than pursuant to the exercise of such options to purchase shares of RMT Partner Common Stock. All issued and outstanding shares of RMT Partner Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. One right to purchase one-hundredth of a share of RMT Partner Series A Preferred Stock (each, a “RMT Partner Right”), issued pursuant to the Amended and Restated Rights Agreement dated as of August 28, 2000 between RMT Partner and Computershare Investor Services, LLC, as amended on October 9, 2001 (the “RMT Partner Rights Agreement”), is associated with and will be attached to each share of RMT Partner Common Stock issued as Merger Consideration. As of the date of this Agreement, and except for shares of RMT Partner Common Stock issuable as of the Measurement Date pursuant to the RMT Partner Rights Agreement and the RMT Partner Options, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to RMT Partner Common Stock or any capital stock equivalent (including shares of restricted RMT Partner Common Stock ) or other nominal interest in RMT Partner or any of its Subsidiaries which relate to RMT Partner (collectively, “RMT Partner Equity Interests”) pursuant to which RMT Partner or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any RMT Partner Equity Interests. There are no outstanding obligations of RMT Partner to repurchase, redeem or otherwise acquire any outstanding securities of RMT Partner Equity Interests.
          (b) The authorized capital stock of Merger Sub consists of 3000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”). As of the date hereof, there were 100 shares of Merger Sub Common Stock issued and outstanding, all of which are owned by RMT Partner.
          (c) As of the Closing Date, the fully diluted number of shares of RMT Partner Common Stock as of the Closing Date, taking into account the number of shares of RMT Partner Common Stock that will be outstanding, together with all shares of RMT Partner Common Stock that may be issued at any time (before or after the Closing Date) pursuant to any outstanding options, rights or other RMT Partner Equity Interests of any nature whatsoever, whether contingent, vested or unvested, or otherwise, other than the shares of the RMT Partner Common Stock issued or to be issued in the Merger, will be equal to the “number of shares of RMT Partner Common Stock on a Fully Diluted Basis” as utilized by the Parties in connection with the calculations set forth in Section 1.02.
     4.04 Consents And Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky Laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of RMT Partner Common Stock to be issued hereunder are met, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (f) the RMT Partner Shareholder Approval is obtained, the execution and delivery of this Agreement and the Other RMT Agreements by RMT Partner and Merger Sub, as applicable, and the consummation by RMT Partner and Merger Sub of the Transactions do not and will not: (i) violate or conflict with any provision of their respective articles of incorporation or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to RMT Partner or Merger Sub or by which any of their respective properties or assets may be bound; (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of RMT Partner or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract that would be required to be filed as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Commission) in an annual report on Form 10-K of RMT Partner if such Form 10-K was to be filed on the date of this agreement (or, for purposes of the closing condition in Section 6.03(c), as of the Closing Date) (an “RMT Partner Material Contract”), excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.
     4.05 RMT Partner SEC Filings; Financial Statements; Absence of Changes. (a) RMT Partner has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since April 30, 2006 (collectively, including all Commission filings filed after the date of this Agreement and prior to the Closing, the “RMT Partner SEC Filings”). The RMT Partner SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of RMT Partner is subject to the periodic reporting requirements of the Exchange Act.
          (b) Each of the consolidated financial statements of RMT Partner (including, in each case, any notes thereto) contained in the RMT Partner SEC Filings was prepared in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of RMT Partner and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material, individually or in the aggregate). The books and records of RMT Partner and its Subsidiaries have been and are being, maintained in accordance with applicable legal and accounting requirements.
          (c) Except as required or expressly permitted by this Agreement, since March 31, 2008, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.
     4.06 Information To Be Supplied. The information supplied or to be supplied by RMT Partner for inclusion in the RMT Filings to be filed with the Commission will not, on the date of its filing or, in the case of the RMT Partner Form S-4 or the Folgers Form

10/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the RMT Partner Shareholders and at the time of the RMT Partner Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     4.07 Litigation. There are no Actions pending against RMT Partner or any of its Subsidiaries or, to the Knowledge of RMT Partner, threatened against RMT Partner or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that has had or would reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE. Neither RMT Partner nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.
     4.08 Voting Requirements; Approval; Board Approval. (a) The affirmative vote of the holders of at least two-thirds of votes entitled to be cast by the holders of the outstanding shares of RMT Partner Common Stock to authorize the Transactions and approve the RMT Partner Stock Issuance (“RMT Partner Shareholder Approval”) is the only vote of any class or series of RMT Partner’s capital stock necessary to approve this Agreement, the Other RMT Agreements and the Transactions.
          (b) The board of directors of RMT Partner has, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Other RMT Agreements, and the Transactions and (ii) resolved to recommend that the RMT Partner Shareholders authorize the Transactions and approve the RMT Partner Stock Issuance.
     4.09 Compliance With Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, (a) RMT Partner and its Subsidiaries are conducting their business in compliance with applicable Laws and (b) at the Closing, RMT Partner and its Subsidiaries will collectively hold, to the extent legally required, all Permits that are required for the operation of their business, and there will not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE. Neither RMT Partner nor any Subsidiary of RMT Partner has received any written notice from any Person within the past three years alleging non-compliance with any Permit except for such incidents of alleged non-compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.
     4.10 Contracts. Each RMT Partner Material Contract is in full force and effect and is enforceable by the RMT Partner or one of its Subsidiaries in accordance with its terms. Each of RMT Partner and its Subsidiaries has performed all obligations required to be performed by it to date under the RMT Partner Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. RMT Partner has made available to Parent a true and correct copy of each RMT Partner Material Contract not otherwise filed with the Commission and publicly available.
     4.11 Employees And Employee Benefits. (a) RMT Partner has provided Parent access to (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar contracts, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, and (iv) all other employee benefit and fringe benefit plans, in the case of each of (i) through (iv) maintained or contributed to by RMT Partner or any of its Subsidiaries for the benefit of any of their employees or their beneficiaries, or pursuant to which RMT Partner or any of its Subsidiaries may have any liability (collectively, the “RMT Partner Compensation And Benefit Plans”).
          (b) RMT Partner has provided Parent access to true and correct copies of all RMT Partner Compensation and Benefit Plans, including all amendments thereto, and, with respect to each of the RMT Partner Compensation and Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the Internal Revenue Service, most recent annual valuation reports, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, written contracts, including administrative service agreements, group annuity contracts and group insurance contracts.
          (c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, each RMT Partner Compensation and Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each RMT Partner Compensation and Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each such plan, a “RMT Partner Pension Plan”) and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of RMT Partner, there are no circumstances which are reasonably likely to result in the revocation or denial of any such favorable determination letter.
          (d) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), solely with respect to RMT Partner Compensation and Benefit Plans (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or group of employees of RMT Partner or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, officer or group of employees, or result in the acceleration or the time of payment, vesting or funding of any such benefit or compensation, or (iii) result in any amount failing to be deductible by reasons of Section 280G of the Code. No RMT Partner Compensation and Benefit Plan provides for a “gross up” or similar payments in respect of any taxes that may become payable under Section 4999 of the Code.
          (e) No RMT Partner Compensation and Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable law.
          (f) Since January 1, 2007 through (and including) the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the business of RMT Partner and its Subsidiaries, (ii) neither RMT Partner nor Merger Sub has received written notice of any unfair labor practice charges against RMT Partner or any of its Subsidiaries that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither RMT Partner nor Merger Sub has received written notice of any suits, actions or other proceedings in connection with the business of RMT Partner or any of its Subsidiaries that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.
     4.12 RMT Partner Rights Agreement. None of the execution and delivery of this Agreement, the Other RMT Agreements and the consummation of the Transactions, will cause (i) the RMT Partner Rights to become exercisable under the RMT Partner Rights Agreement, (ii) Parent or any of its Subsidiaries or, based on publicly available information, shareholders to be deemed an “Acquiring Person” (as defined in the RMT Partner Rights Agreement), (iii) any “Triggering Event” (as defined in the RMT Partner Rights Agreement), or (iv) the “Share Acquisition Date” or the “Distribution Date” (each as defined in the RMT Partner Rights Agreement) to occur upon any such event. RMT Partner has made available to Parent a true and complete copy of the RMT Partner Rights Agreement, as amended to date.
     4.13 Title to Properties; Security Interests. Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, an RMT Partner MAE: RMT Partner and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or a valid right to use, all of the Assets utilized by RMT Partner in the conduct of its business, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.
     4.14 Broker’s Or Finder’s Fee. Neither RMT Partner nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Parent or any of its Subsidiaries could become liable or obligated.
     4.15 Taxes. Except as has not had, and would not reasonably be expected to have, an RMT Partner MAE, (a) none of the assets of RMT Partner or any of its

Subsidiaries is subject to any Security Interest for Taxes and no outstanding claims for Taxes have been asserted in writing with respect to RMT Partner or any of its Subsidiaries, (b) RMT Partner and its Subsidiaries have paid all Taxes required to be paid by them, (c) RMT Partner and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods on RMT Partner’s most recent financial statements to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction, (d) neither RMT Partner nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, (e) neither RMT Partner nor any of its Subsidiaries have, to RMT Partner’s Knowledge, “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation, and (f) neither RMT Partner nor any of its Subsidiaries have taken or agreed to take any action or know of any fact, agreement, plan or other circumstance that has prevented or would reasonably be expected to prevent the Intended Tax-Free Treatment.
     4.16 Intellectual Property. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, (a) to RMT Partner’s Knowledge, its and its Subsidiaries’ use of Trademarks and Patents does not infringe any Trademark or Patent, as the case may be, of any third party and (b) during the past two years no third party has made any written claim or demand or instituted any Action against RMT Partner or any of its Subsidiaries, or to the Knowledge of RMT Partner threatened the same, and neither RMT Partner nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of RMT Partner and its Subsidiaries in respect of any of the Patents or Trademarks utilized by them or (ii) asserts that RMT Partner or any of its Subsidiaries is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party. None of the Patents or Trademarks utilized by RMT Partner is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.
     4.17 Fairness Opinion. RMT Partner has received the opinions of each of William Blair & Co. and Banc of America Securities, Inc., dated as of June 2, 2008, to the effect that, as of such date, the Exchange Ratio described in Section 1.02(a) is fair, from a financial point of view, to RMT Partner.
     4.18 Diligence; Knowledge. RMT Partner has been given an opportunity to conduct due diligence and examine the assets and liabilities of the Coffee Business, and has had an opportunity to ask questions of and receive answers from Representatives of Parent regarding the Coffee Business, in each case to the full extent that it has elected to do so prior to the execution of this Agreement. As of the date of this Agreement, RMT Partner has no Knowledge of any inaccuracy in the representations and warranties made by Parent herein and will not assert any event, occurrence or condition of which it has Knowledge as of the date hereof as the basis for any claim that Parent has breached any of its representations or warranties herein.

     4.19 No Other Representations or Warranties. Except for the representations and warranties of RMT Partner expressly set forth in this Agreement and the Other RMT Agreements, neither the RMT Partner nor any other Person makes any other express or implied representation or warranty on behalf of RMT Partner or any of its Subsidiaries with respect to the RMT Partner or the transactions contemplated by this Agreement and the Other RMT Agreements. The representations and warranties made in this Agreement and the Other RMT Agreements with respect to the RMT Partner and the transactions contemplated by this Agreement and the Other RMT Agreements are in lieu of all other representations and warranties RMT Partner and its Subsidiaries might have given Parent, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Parent acknowledges that all other warranties that RMT Partner and its Subsidiaries or anyone purporting to represent RMT Partner and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to RMT Partner, are hereby expressly excluded. Parent acknowledges that, except as provided herein or in the Other RMT Agreements, neither RMT Partner nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Parent or any other Person acting on its behalf resulting from the distribution in written or oral communication to Parent, or use by Parent of, any information, documents, projections, forecasts or other material made available to Parent, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other RMT Agreements.
V. COVENANTS
     5.01 Conduct Of Coffee Business Pending The Effective Time.
(a) Except as contemplated by this Agreement or any Other RMT Agreement and except as set forth in Section 5.01 of the Parent Disclosure Letter, between the date of this Agreement and the Effective Time, Parent and each of its Subsidiaries will conduct the Coffee Business in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice. Notwithstanding the preceding sentence, between the date of this Agreement and the Effective Time, Parent will take such actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of this Agreement and to preserve the Coffee Business and existing employee, customer and supplier relationships (including replacing any key employees of the Coffee Business who cease to be employed with the Coffee Business). For purposes of the foregoing sentence, a determination as to whether a particular employee is a “key” employee will be made by Parent in good faith, in consultation with RMT Partner. Parent will be permitted to use a non-Business Employee (a “Temporary Employee”) to replace such identified key employee for purposes of satisfying its obligations under this Section 5.01. For the avoidance of doubt, a Temporary Employee will not be deemed a Business Employee unless mutually agreed to by Parent and RMT Partner. Parent will endeavor in good faith, and subject to compliance with applicable

Law, to review any actions taken pursuant to the preceding sentence with RMT Partner prior to implementing them.
          (b) Parent agrees that, between the date of this Agreement and the Effective Time, neither Parent nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in the Distribution or (y) gain or loss to be recognized by Parent in the Distribution. For the avoidance of doubt, this Section 5.01(b) will not be deemed to require Parent to obtain a private letter ruling from the Internal Revenue Service in respect of the tax treatment to be accorded to the Transactions.
          (c) Without limiting the generality of Sections 5.01(a) and 5.01(b), and except as otherwise provided in this Agreement, required by Law or set forth on Section 5.01 of the Parent Disclosure Letter, Parent will not, without the prior written consent of RMT Partner (which consent in the case of clause (i), (ii) and (iv) below and in the case of clause (v) insofar as it relates to clauses (i), (ii) and (iv), will not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:
               (i) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any Assets that are (or would otherwise be) Folgers Assets pursuant to the Separation Agreement, other than (x) in the ordinary course of business and consistent in all material respects with past practice or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 individually or in the aggregate;
               (ii) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be Folgers Assets, other than (x) in the ordinary course of business in a manner consistent in all material respects with past practice or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of this Agreement; or (B) other than Liabilities that would not be included in the Folgers Liabilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Other RMT Agreement, (2) indebtedness incurred to refinance any existing indebtedness, or (3) other indebtedness for borrowed money under existing credit facilities;
               (iii) issue or authorize the issuance of any shares of Folgers Common Stock or any Folgers Equity Interests, except as expressly provided in this Agreement and the Other RMT Agreements;

               (iv) in the case of each of the following to the extent it relates solely to the Coffee Business, (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by applicable Law or a change in GAAP, (B) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability, or enter into any material Tax closing agreements, or (C) amend any Tax Return if any such action would materially increase Folgers’ Tax obligations following the Effective Time; or
               (v) agree, in writing or otherwise, to take any of the foregoing actions.
     5.02 Conduct Of RMT Partner Pending The Effective Time. (a) Except as contemplated by this Agreement or any Other RMT Agreement and except as set forth in Section 5.02 of the RMT Partner Disclosure Letter, between the date of this Agreement and the Effective Time, RMT Partner and each of its Subsidiaries will conduct their respective operations in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice.
          (b) Between the date of this Agreement and the Effective Time, neither RMT Partner nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in the Distribution or (y) gain or loss to be recognized by Parent in the Distribution. For the avoidance of doubt, this Section 5.02(b) will not be deemed to require RMT Partner to obtain a private letter ruling from the Internal Revenue Service in respect of the tax treatment to be accorded to the Transactions.
          (c) Without limiting the generality of Sections 5.02(a) and 5.02(b), and except as otherwise provided in this Agreement, required by Law or set forth on Section 5.02 of the RMT Partner Disclosure Letter, before the Effective Time, RMT Partner will not, without the prior written consent of Parent (which consent will, in the case of clause (ii), (v) and (vi) below and in the case of clause (vii) insofar as it relates to clauses (ii), (v) and (vi), not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:
               (i) amend or otherwise change its articles of incorporation or code of regulations, except as expressly contemplated by this Agreement;
               (ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any Assets, other than (x) in the ordinary course of business and consistent in all material respects with past practice, or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of this Agreement;

               (iii) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (i) regular quarterly cash dividends not in excess of $0.32 per share of RMT Partner Common Stock declared and paid in the ordinary course and consistent with past practice; (ii) a special dividend (the “Special Dividend”) payable prior to the Effective Time to the holders of RMT Partner Common Stock in which the amount payable to such holders does not exceed $5.00 per share (provided that the record date for such special dividend shall be prior to the fifth trading day prior to the Estimation Date); and (iii) dividends payable by a wholly owned Subsidiary of RMT Partner to RMT Partner or another wholly owned Subsidiary), enter any agreement with respect to the voting of its capital stock (other than the Voting Agreement), or purchase or otherwise acquire, directly or indirectly, any RMT Partner Equity Interests;
               (iv) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any shares of RMT Partner Common Stock or any other RMT Partner Equity Interests, except as expressly provided in this Agreement and the Other RMT Agreements (other than in connection with (a) the exercise of currently outstanding stock options and equity awards under existing RMT Partner Compensation and Benefit Plans, and (b) the issuance of up to 225,000 shares of restricted stock in the aggregate under existing RMT Partner Compensation and Benefit Plans (the “Permitted Equity Awards”);
               (v) (A) other than (x) in the ordinary course of business in a manner consistent in all material respects with past practice, or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of this Agreement, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Other RMT Agreement, (2) indebtedness incurred to refinance any existing indebtedness, or (3) other indebtedness for borrowed money under existing credit facilities;
               (vi) (A) make a material change in its accounting or Tax reporting principles, methods or policies except as required by applicable Law or a change in GAAP, (B) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into any material Tax closing agreements, or (C) amend any Tax Return if any such action would materially increase the Tax obligations of RMT Partner or any of its Subsidiaries following the Effective Time; or

               (vii) agree, in writing or otherwise, to take any of the foregoing actions.
     5.03 Efforts To Close; Antitrust Clearance. (a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Other RMT Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Other RMT Agreements as promptly as reasonably practicable; provided, however, that the level of efforts required to be utilized in connection with the Folgers Transfer will be as set forth in the Separation Agreement.
          (b) Parent and RMT Partner will comply fully with all applicable notification, reporting and other requirements. Parent and RMT Partner, within ten Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the respective Antitrust Laws, including the HSR Act. Parent and RMT Partner will as soon as practicable file any additional information reasonably requested by any Governmental Authority.
          (c) Parent and RMT Partner will each use its commercially reasonable efforts to obtain, as soon as practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Other RMT Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals.
          (d) In furtherance and not in limitation of the covenants of the parties contained in Section 5.03(c), RMT Partner and Parent will offer to take (and if such offer is accepted, commit to take) all necessary steps to avoid or eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby and to avoid or prevent the entry of any Order sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the Transactions to be satisfied, in each case to enable the Closing to occur as expeditiously as possible. RMT Partner will propose, negotiate, cooperate with Parent, and effect (or permit Parent to effect) prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Coffee Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Coffee Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.

     5.04 Confidentiality. (a) The parties acknowledge that in connection with the Transactions, the parties have disclosed to each other technical and business information which the parties consider proprietary and confidential. This information may include, by way of example and without limitation, new products, commercial plans, financial projections, technical or non-technical data, financial data, know-how, formulae, processes, patterns, strategies, compilations, programs, devices, methods, techniques, drawings, designs, sketches, photographs, plans, specifications, samples, reports, pricing information, lists of actual or potential customers and suppliers, studies, findings, inventions, ideas, and trade secrets. Such information is herein referred to as the “Information.” The parties agree that, after the Effective Time, Information that constitutes an Folgers Asset will be Information of the Surviving Corporation and Parent will be deemed to be the Receiving Party of such Information for purposes of Section 5.04(b).
          (b) Each Party receiving Information (the “Receiving Party”) recognizes and acknowledges (i) that Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors; (ii) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such Party may cause great injury and harm to such Party; and (iii) that the restrictions imposed upon the parties under this Section 5.04 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The parties agree that:
               (i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);
               (ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and
               (iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.
          (c) The commitments set forth above will not extend to any portion of Information:
               (i) which is already known to the Receiving Party, or is information generally available to the public;
               (ii) which, hereafter, through no act on the part of the Receiving Party becomes generally available to the public;

               (iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or
               (iv) which is required to be disclosed by Law, provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party. The commitments set forth in this Section 5.04 will promptly and automatically terminate in their entirety upon the lapse of a period of three (3) years from the Closing Date.
     5.05 Cooperation In Tax Matters. Subject to the Tax Matters Agreement, Parent and RMT Partner will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Coffee Business reasonably necessary in connection with the filing of any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund for Taxes or conducting an audit or other proceeding in respect of Taxes.
     5.06 Access. From the date hereof to the Effective Time, each of Parent and RMT Partner will allow all designated officers, attorneys, accountants and other representatives of Parent or RMT Partner, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of either Party or the Coffee Business to the personnel, records files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Coffee Business and RMT Partner and its Subsidiaries, as the case may be, including inspection of such properties and the items described in Section 5.06 of the Parent Disclosure Letter; provided that no investigation pursuant to this Section 5.06 will affect any representation or warranty given by any Party hereunder, and provided further that notwithstanding the provision of information or investigation by any Party, no Party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (i) no Party will be required to provide any information which it reasonably believes it may not provide to the other Party by reason of applicable Law, which such Party reasonably believes constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (ii) no Party will be required to provide access to any of its properties of such access results in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any onsite environmental investigation or study), without that Party’s written consent, which the Party may grant or deny in its sole discretion. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent and RMT Partner agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.06 for any purpose unrelated to the consummation of the Transactions. All information provided by a Party to the other Party hereunder will be subject to the confidentiality provisions of Section 5.04.
     5.07 Public Announcements. Parent and RMT Partner agree that the press release announcing the execution and delivery of this Agreement and the Transactions shall be in the form attached as Exhibit D hereto. The Parties further agree that the RMT Partner investor presentation concerning the Transactions will be in substantially the form previously agreed to by Parent and RMT Partner and that both the initial press release and the investor presentation concerning the Transactions will be filed by RMT Partner as Exhibits to a Form 8-K filing promptly after the execution of this Agreement. From the date hereof through the Effective Time, neither Parent nor RMT Partner will issue any press releases with respect to this Agreement, the Other RMT Agreements and the Transactions (or the portion thereof relating to this Agreement, the Other RMT Agreements and the Transactions) without the prior approval of the other Party, such approval not to be unreasonably withheld, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.
     5.08 Preparation of SEC Filings. As soon as practicable following the date of this Agreement, to the extent such filings are required by applicable Law, Parent and RMT Partner will jointly prepare, and (i) RMT Partner will file with the Commission the a Registration Statement on Form S-4 (the “RMT Partner Form S-4”) to register the shares of RMT Partner Common Stock to be issued in the Merger, and a proxy statement (the “Proxy Statement”) relating to the RMT Partner Shareholder Approval and the Amendment Proposal (which Proxy Statement will be included in the RMT Partner Form S-4 and which Proxy Statement will present the RMT Partner Shareholder Approval and Amendment Proposal as two separate proposals on the agenda for the RMT Partner Shareholder Meeting), (ii) Folgers will file with the Commission the Folgers a registration statement on Form 10 and/or a registration statement on Form S-4 (the “Folgers Form 10/S-4”) to register the shares of Folgers Common Stock to be distributed in the Distribution, (iii) Parent will file with the Commission a Schedule TO (the “Schedule TO”) if Parent elects to effect the Distribution in whole or in part by means of an Exchange Offer, and (iv) the Parties will file such other appropriate documents as may be applicable. Each of Parent and RMT Partner will use their best efforts to have the Folgers Form 10/S-4, the RMT Partner Form S-4, and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. RMT Partner will use its best efforts to cause the Proxy Statement to be mailed to RMT Partner’s stockholders as promptly as practicable after the Folgers Form 10/S-4 and the RMT Partner Form S-4 are declared effective under the Securities Act. Each of RMT Partner and Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of RMT Partner, the issuance of RMT Partner Common Stock in the Folgers Merger and, in the case of Parent, the issuance of Folgers Common Stock in the Distribution. Parent will furnish all information concerning Parent and Folgers, and RMT Partner will furnish all information concerning RMT Partner and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the RMT

Partner Form S-4, the Folgers Form 10/S-4 and the Schedule TO. No filing of, or amendment or supplement to the Proxy Statement or the RMT Partner Form S-4 will be made by RMT Partner, no filing of, or amendment or supplement to, the Folgers Form 10/S-4 will be made by Folgers and no filing of, or amendment or supplement to, the Schedule TO will be made by Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or RMT Partner or any of their respective affiliates, officers or directors should be discovered by Parent or RMT Partner which should be set forth in an amendment or supplement to any of the Proxy Statement, the RMT Partner Form S-4, the Folgers Form 10/S-4 or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement, the RMT Partner Form S-4, the Folgers Form 10/S-4 or the Schedule TO or for additional information and will supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.
     5.09 RMT Partner Shareholder Meeting. RMT Partner will, as soon as practicable following the date of this Agreement, establish a record date following the date of this Agreement for, duly call, give notice of, convene and hold a meeting of its stockholders (the “RMT Partner Shareholder Meeting”) solely for the purpose of obtaining the RMT Partner Shareholder Approval and approval of the Amendment Proposal. Subject to Section 5.10, RMT Partner will, through its Board of Directors, recommend to its shareholders that they give RMT Partner Shareholder Approval and will include such recommendation in the Proxy Statement. RMT Partner may, through its Board of Directors, recommend to its shareholders that they approve the Amendment Proposal and may include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, RMT Partner agrees that its obligations pursuant to the first sentence of this Section 5.09 will not be affected by (i) the commencement, public proposal, public disclosure or communication to RMT Partner of any RMT Partner Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of RMT Partner of its approval or recommendation of the RMT Partner Shareholder Approval.
     5.10 No Solicitation. (a) RMT Partner will, and will cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an RMT Partner Takeover Proposal. Except as provided in Section 5.10(b), RMT Partner will not, nor will it authorize or permit any of its Subsidiaries to, nor will it authorize or permit any officer, employee, agent, advisor, director or other representative (collectively,

“Representatives”) of RMT Partner or any of its Subsidiaries to (and will instruct such Representatives not to), directly or indirectly (i) solicit, initiate or encourage the submission of any RMT Partner Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any RMT Partner Takeover Proposal. For purposes of determining whether RMT Partner has violated the foregoing restrictions through the actions of any of its employees, it is agreed that only actions by any director or officer of RMT Partner or a Person acting at the direction or with the knowledge of such director or officer (whether or not such Person is purporting to act on behalf of RMT Partner or any of its Subsidiaries or otherwise), will be deemed to be a breach of this Section 5.10 by RMT Partner.
          (b) Notwithstanding the provisions of Section 5.10(a), prior to receipt of the RMT Partner Shareholder Approval, RMT Partner may, if the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of RMT Partner to the stockholders of RMT Partner under applicable Law, as determined in good faith after consulting with outside legal counsel, in response to a Qualifying RMT Partner Takeover Proposal (and subject to compliance with the provisions of this Section 5.10):
               (i) furnish information with respect to RMT Partner to the Person making such RMT Partner Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other Party than the Confidentiality Agreement (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person), and
               (ii) participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying RMT Partner Takeover Proposal.
          (c) Neither the Board of Directors of RMT Partner nor any committee thereof will (i) withdraw or modify in a manner adverse to Parent or Folgers, or publicly propose to withdraw or modify in a manner adverse to Parent or Folgers, the approval, recommendation or declaration of advisability by the Board of Directors of RMT Partner of this Agreement, the Other RMT Agreements or any of the transactions contemplated hereby or thereby, including the RMT Partner Shareholder Approval, (ii) approve, adopt or recommend, or permit RMT Partner or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any RMT Partner Takeover Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any RMT Partner Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the RMT Partner Shareholder Approval, the Board of Directors of RMT Partner receives an RMT Partner Superior Proposal and as a result thereof the Board of Directors of RMT Partner reasonably determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of RMT Partner under applicable Law, then, on the fifth business day following Parent’s receipt of written notice from RMT Partner, the Board of Directors of RMT Partner may withdraw or modify its recommendation of the RMT Partner Shareholder Approval and, in connection therewith, recommend such RMT Partner Superior Proposal; provided that, during such five-business day period, RMT Partner will be obligated to negotiate in good faith with Parent and Folgers any modification to this Agreement proposed by Parent or Folgers.
          (d) RMT Partner promptly will advise Parent orally and in writing of any RMT Partner Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any RMT Partner Takeover Proposal, and the identity of the Person making any such RMT Partner Takeover Proposal or inquiry and the material terms of any such RMT Partner Takeover Proposal or inquiry. RMT Partner will (i) keep Parent reasonably informed of the status including any change to the material terms of any such RMT Partner Takeover Proposal or inquiry and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to RMT Partner from any third party in connection with any RMT Partner Takeover Proposal or sent or provided by RMT Partner to any third party in connection with any RMT Partner Takeover Proposal.
          (e) Nothing contained in this Section 5.10 will prohibit RMT Partner from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to RMT Partner’s stockholders if, in the good-faith judgment of the Board of Directors of RMT Partner after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 5.10(e) will not eliminate or modify (x) RMT Partner’s obligations under the proviso in Section 5.10(c) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement (including under Section 7.01(d)(i)).
          (f) For purposes of this Agreement:
               (i) “Qualifying RMT Partner Takeover Proposal” mean a bona fide, written RMT Partner Takeover Proposal that (i) is made by a Person the Board of Directors of RMT Partner determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making an RMT Partner Superior Proposal, (ii) the Board of Directors of RMT Partner determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to an RMT Partner Superior Proposal, and (iii) that was not solicited by RMT Partner and did not otherwise result from a breach of this Section 5.10.
               (ii) “RMT Partner Takeover Proposal” means (i) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving RMT Partner, (ii) any proposal or offer for the issuance by

RMT Partner of over 15% of its equity securities as consideration for the assets or securities of another Person, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of RMT Partner, or assets or business that constitute over 15% of the consolidated revenues or net income of RMT Partner, in each case other than the transactions contemplated hereby.
               (iii) “RMT Partner Superior Proposal” means any bona fide proposal made by a third party to acquire 50% or more of the equity securities or all or substantially all the assets of RMT Partner, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of RMT Partner determines in its good-faith judgment after consulting with its independent financial advisor (i) to be superior from a financial point of view to the holders of RMT Partner Common Stock than the transactions contemplated hereby, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby) as well as any other factors deemed relevant by the Board of Directors of RMT Partner and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
     5.11 Notification Of Certain Matters. Each of Parent and RMT Partner will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, and (iii) any change that is reasonably expected to have, individually or in the aggregate, a Coffee Business MAE or reasonably expected to have, individually or in the aggregate, an RMT Partner MAE, as the case may be.
     5.12 NYSE Listing. RMT Partner will use commercially reasonable efforts to cause the shares of RMT Partner Common Stock to be issued in connection with the Merger to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.
     5.13 Affiliates. At least ten days prior to the mailing of the Proxy Statement, (i) Parent will deliver to RMT Partner a letter identifying all persons who may be deemed to be Affiliates of Folgers as of the date on which Parent, as sole shareholder of Folgers, approves and adopts the Merger (the “Rule 145 Affiliates”) and (ii) Parent will advise the persons identified in such letter of the resale restrictions imposed by applicable securities Law and will use commercially reasonable efforts to obtain from each person identified in such letter a written agreement in customary form and substance.
     5.14 Indemnification. (a) Subject to the terms and conditions of this Agreement, from and after the Closing, each of Parent and RMT Partner will indemnify and hold harmless the other (as well as their respective directors, officers, employees and agents) from and against any and all Losses incurred in investigation or defense of any third-party Action arising out of or related to a breach by such Party of (i) a Surviving Covenant or (ii) the representations and warranties made by the indemnifying Party in Sections 3.04 and 4.06, respectively.
          (b) The indemnification obligations set forth in Section 5.14 will be subject to the provisions of Sections 4.4, 4.5(b), 4.6(a) and 4.6(c)-(d) of the Separation Agreement, which will be deemed to be incorporated herein mutatis mutandis.
     5.15 Employee Matters.
          (a) Continuity of Employment. Parent and RMT Partner hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by RMT Partner, the Surviving Corporation or one of its respective Subsidiaries following the Closing Date with respect to each individual who currently works, or is hired prior to the Closing Date to work, for the sole purpose of providing services to the Coffee Business (and any individual hired prior to the Closing Date to replace such individual) (“Business Employees”). Each Business Employee who continues employment with RMT Partner, the Surviving Corporation or one of its respective Subsidiaries (the applicable entity, the “Employing Entity”) is referred to herein as a “Continuing Employee.” A Business Employee who is on disability leave or on approved leave of absence on the Closing Date will become a Continuing Employee only if such Business Employee returns to active employment prior to the later of (a) the first anniversary of the Closing Date or (b) the end of the period of time during which the reemployment rights are guaranteed under applicable Law (such employee, a “Delayed Employee”). The date on which a Delayed Employee commences active employment with the applicable Employing Entity is hereinafter referred to as the “Delayed Date”. Within 30 calendar days following the execution of this Agreement, Parent will use commercially reasonable efforts to provide RMT Partner with a list of the individuals as of the most reasonably practicable date who are Business Employees (the “Continuing Employee List”). Parent will provide RMT Partner within five Business Days prior to the Closing Date an updated Continuing Employee List.
          (b) Compensation and Benefits. With respect to each Continuing Employee, for the period commencing on the Closing Date and ending on the second anniversary thereafter (the “Benefits Continuation Period”), RMT Partner will, or will the cause the applicable Employing Entity to, provide each such Continuing Employee (i) compensation (including salary, wages and bonus opportunity) as in effect immediately prior to Effective Time (or communicated to the applicable Continuing Employee in connection with the proposed divestiture of the Coffee Business) and (ii) employee benefits (including equity based compensation, retirement benefits and additional compensation in lieu of other benefits) that in all material respects are no less favorable in the aggregate than employee benefits communicated to the applicable Continuing Employee in connection with proposed divestiture of the Coffee Business and described on Section 3.10(a) of the Parent Disclosure Letter, or if more favorable, employee benefits provided by RMT Partner or the Employing Entity to similarly situated employees of RMT Partner or the Employing Entity. In evaluating the relative favorability of employee benefits, the RMT Partner may use reasonable actuarial and other assumptions. For avoidance of doubt, except for the Coffee Business And Benefit Plans set forth on Section 3.10(a)(ii) of the Parent Disclosure Letter, RTM Parent and the applicable Employing Entity will have discretion to determine the compensation and employee benefits provided to the Continuing Employees, provided that in the aggregate they otherwise satisfy the standard set forth in this Section 5.15(b).
          (c) Service Recognition. RMT Partner will, or will cause the Employing Entity to, give each Continuing Employee full credit for purposes of eligibility, vesting and determination of level of benefits under the applicable RMT Partner Compensation and Benefit Plans for such Continuing Employee’s service with Parent or its Subsidiaries prior to the Closing Date (or, if applicable, the Delayed Date) at least to the same extent such service was recognized by the corresponding Coffee Business Compensation And Benefit Plan immediately prior to the Closing Date (or, if applicable, the Delayed Date); provided, however, that such service will not be recognized (i) to the extent that such recognition would result in the duplication of benefits under an RMT Partner Compensation and Benefit Plan and a Coffee Business Compensation And Benefit Plans and (ii) for purposes of any defined benefit pension plans or retiree medical plans.
          (d) 401(k) Plan. Each Continuing Employee who is eligible to contribute to Parent 401(k) plan on the Closing Date (or, if applicable, the Delayed Date) will be eligible to participate and contribute to an RMT Partner Compensation and Benefit Plan intended to qualify under Section 401(k) of the Code (the “RMT 401(k) Plan”) commencing as soon as reasonably practicable after the Closing Date (or, if applicable, the Delayed Date) and RMT Partner will, or will cause the Employing Entity to, permit Continuing Employees the right to roll over, in cash, their account balances into the RMT 401(k) Plan subject to the regular procedures of the RMT 401(k) Plan.
          (e) Welfare Plans. RMT Partner or the Employing Entity will cause each RMT Partner Compensation and Benefit Plan that is a health and welfare benefit plan (an “RMT Welfare Plan”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such employees as of the Closing Date (or, if applicable, the Delayed Date) under the corresponding health and welfare plan maintained by Parent (“Parent Welfare Plan”), (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Continuing Employees under the corresponding Parent Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under an RMT Welfare Plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date (or, if applicable, the Delayed Date) to the extent such employee had satisfied any similar limitation under the corresponding Parent Welfare Plan.

          (f) Severance Benefits. With respect to each Continuing Employee, other than a Continuing Employee who is a party to an individual severance agreement, who incurs a “Constructive Termination” during the Benefits Continuation Period, RMT Partner will, or will cause the Surviving Corporation to, provide such employee with the severance payments and benefits under the formula set forth on Section 5.15(f) of the Parent Disclosure Letter. A “Constructive Termination” means (A) a termination by RMT Partner or the Employing Entity of a Continuing Employee’s employment, other than for “cause” or (B) a termination by a Continuing Employee of his or her employment with RMT Partner or the Employing Entity due to a reduction in his or her base pay from that in effect on the Closing Date or a relocation of such employee’s principal place of employment by more than 50 miles from his or her principal place of employment on the Closing Date. With respect to a Continuing Employee who is a party to an individual severance agreement, RMT Partner will assume such agreement and provide such employee with the severance payments and benefits such employee would be entitled under the terms of his or her severance agreement, or if more favorable, the severance payments provided by RMT Partner to similarly situated employees. RMT Partner and the Employing Entity may require, as a condition to the payment of any severance due hereunder to any Continuing Employee, that such Continuing Employee provide a general waiver and release of claims in a form substantially similar to the form used for similarly situated RMT employees; provided that nothing herein will preclude such Continuing Employee from becoming employed by Parent and such release will also include a provision for a release of claims for the benefit of the Parent Group.
          (g) Specified Employee Matters. The parties specified in Section 5.15(g) of the Parent Disclosure Letter will take the actions therein specified for, if applicable, the period therein provided.
          (h) The provisions of this Section 5.15 are solely for the benefit of the parties hereto and does not confer on third-parties (including any Business Employees or Continuing Employee or any of their beneficiaries, dependent or alternate payee of any of the foregoing) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. Furthermore, nothing in this Agreement, including this Section 5.15 is intended (i) to confer upon any employee or former employee of Parent (including Business Employees) any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave or (ii) to be construed to relieve any insurance company of any responsibility for any employee benefit under any benefit plan or any other Liability or to constitute a plan or a plan amendment. In the event that (i) a party other than Parent or RMT Partner makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Parent Compensation and Benefit Plan, RMT Partner Compensation and Benefit Plan, Coffee Business Compensation and Benefit Plan or other compensation or benefit plan and (ii) such provision is deemed to be an amendment to such Parent Compensation and Benefit Plan, RMT Partner Compensation And Benefit Plan, RMT Partner Compensation And Benefit Plan, Coffee Company Compensation and Benefit Plan or other compensation or benefit plan, as applicable, even though not explicitly designated as such in this Agreement, then such provision will lapse retroactively and will have no amendatory effect.
          (i) Except for Sections 5.15(g) and 5.15(h), the provisions of this Section 5.15 will not apply to any employee of the Business who is a beneficiary of a collective bargaining agreement. The terms and conditions of employment for such employees will be as set forth in the applicable collective bargaining agreement relating to such employee.
     5.16 Voting Agreement. Contemporaneously with the execution of this Agreement, RMT Partner will deliver to Parent the Voting Agreement, fully executed by each of the shareholders of RMT Partner that are a party thereto except the Wagstaff Shareholders. RMT Partner will use its commercially reasonable efforts to cause the Wagstaff Shareholders to execute the Voting Agreement as promptly as practicable after the date hereof.
     5.17 Required Amendments. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document (as defined in the Tax Matters Agreement), the parties shall cooperate and negotiate in good faith with respect to any amendment to the Transaction Documents reasonably requested by a party in order to enable its counsel to deliver the written opinion(s) contemplated by Section 6.02 or 6.03 of this Agreement, as the case may be (any such amendment, a “Proposed Amendment”). Neither party shall withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration, (ii) is not materially adverse to the interests of any party hereto, and (iii) does not unreasonably impede or delay consummation of the Merger. Any Proposed Amendment that the parties consent to shall be reflected through the execution of appropriate written amendments to the applicable Transaction Documents.
     5.18 TSA/IP Updates. (a) IP Matters Agreement. Prior to the Closing, RMT Partner will use its best efforts to identify and remove from Schedule B and Schedule C to the Intellectual Property Matters Agreement, any Parent IP Asset(s) (as defined in the Intellectual Property Matters Agreement) that RMT Partner determines, in its reasonable discretion and in consultation with Parent, is not necessary to manufacture products of the Coffee Business as such products are currently being manufactured by Folgers in RMT Partner’s established business environment.
          (b) TSA Services. Prior to the Closing, RMT Partner will use its best efforts to remove from the schedules to the TSA those Services (as defined in the TSA) identified on Section 5.18 of the Parent Disclosure Letter, unless RMT Partner determines, in its reasonable discretion and in consultation with Parent, (i) it would not otherwise be able to procure such Service(s) from a third party on commercially reasonable terms or (ii) such Services would be necessary to consummate the Transactions on the timetable contemplated by the Parties.
     5.19 RMT Partner Special Dividend. In the event that Parent elects to effect the Distribution by way of an Exchange Offer, Parent will use reasonable efforts to keep RMT Partner reasonably informed of the anticipated commencement date and anticipated terms of such Exchange Offer, for the purpose of facilitating RMT Partner’s determination of the record date for such Special Dividend.
VI. CONDITIONS TO THE MERGER
     6.01 Conditions To The Merger. The respective obligation of Parent and RMT Partner to effect the Merger is subject to the satisfaction or waiver of the following conditions:
          (a) the RMT Partner Shareholder Approval shall have been obtained at the RMT Partner Shareholder Meeting;
          (b) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions;
          (c) the RMT Partner Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance;
          (d) Each of the RMT Partner Form S-4 and the Folgers Form 10/S-4 (or the Folgers Form 10, if Parent elects to effect the Distribution solely as a One-Step Spin-Off) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired or (ii) if the Distribution is effected in whole or in part as a One-Step Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired;
          (e) all applicable waiting periods under the HSR Act shall have terminated or expired; and
          (f) the Folgers Transfer and the Distribution shall have occurred.
     6.02 Conditions To The Obligation Of RMT Partner. The obligation of RMT Partner to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of RMT Partner and may be waived by RMT Partner):
          (a) all covenants of Parent under this Agreement and the Other RMT Agreements to be performed on or before the Closing shall have been duly performed by Parent in all material respects;
          (b) the representations and warranties of Parent in Section 3.05 of this Agreement shall be true and correct in all but de minimis respects;
          (c) the representations and warranties of Parent in this Agreement other than Section 3.05 (which for purposes of this paragraph will be read as though none of them contained any materiality or “Coffee Business MAE” qualifications, but not disregarding limitations of representations to Folgers Material Contracts) shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, and RMT Partner shall have received a certificate of Parent addressed to RMT Partner and dated the Closing Date, signed on behalf of Parent by an officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 6.02(a), Section 6.02(b) and this Section 6.02(c); and
          (d) RMT Partner shall have received a written opinion, dated as of the Closing Date, from Weil, Gotshal & Manges LLP, special tax counsel to RMT Partner, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Partner and Merger Sub and (ii) Parent.
     6.03 Conditions To The Obligation Of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and may be waived by Parent):
          (a) all covenants of RMT Partner under this Agreement and the Other RMT Agreements to be performed on or before the Closing Date shall have been duly performed by RMT Partner in all material respects;
          (b) the representations and warranties of RMT Partner in Section 4.03 of this Agreement shall be true and correct in all but de minimis respects;
          (c) the representations and warranties of RMT Partner in this Agreement other than Section 4.03 (which for purposes of this paragraph will be read as though none of them contained any materiality or material adverse effect qualifications, but not disregarding limitations of representations to RMT Partner Material Contracts) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, and Parent shall have received a certificate of RMT Partner addressed to Parent and dated the Closing Date, signed on behalf of RMT Partner by an officer of RMT Partner (on RMT Partner’s behalf and without personal liability), confirming the matters set forth in Section 6.03(a), Section 6.03(b) and this Section 6.03(c);
          (d) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Partner and Merger Sub and (ii) Parent;
          (e) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that (i) the Folgers Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of Folgers stock to Parent stockholders pursuant to Section 355 of the Code, and (iii) the Merger should not cause Section 355(e) of the Code to apply to the Distribution. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Partner and (ii) Parent; and
          (f) if Parent elects to effect the Distribution by way of a Qualifying Exchange Offer, shareholders of Parent shall have validly tendered and not properly withdrawn before the expiration of the Exchange Offer enough shares of the common stock of Parent such that no less than 59% of the shares of Folgers Common Stock issued to Parent in the Folgers Stock Issuance is distributed pursuant to the Qualifying Exchange Offer.
VII. TERMINATION AND ABANDONMENT
     7.01 Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
          (a) by mutual written consent of Parent and RMT Partner;
          (b) by either Parent or RMT Partner:
               (i) if, upon a vote at a duly held meeting of RMT Partner’s stockholders to obtain the RMT Partner Shareholder Approval, the RMT Partner Shareholder Approval is not obtained;
               (ii) if the Closing does not occur on or prior to March 31, 2009 (the “Outside Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth herein; or
               (iii) if (A) there shall be any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which the terminating Party shall have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action shall have become final and non-appealable;
          (c) by Parent:
               (i) if RMT Partner Board or any committee thereof withdraws, or modifies in a manner adverse to Parent or Folgers or publicly proposes to withdraw or modify in a manner adverse to Parent or Folgers, its approval or recommendation of this Agreement or any of the transactions contemplated hereby, fails to recommend to RMT Partner’s stockholders that they give the RMT Partner Shareholder Approval, or approves or recommends, or proposes publicly to approve or recommend, any RMT Partner Takeover Proposal;
               (ii) if RMT Partner breaches its obligations under Section 5.10;
               (iii) if RMT Partner or Merger Sub breaches or fails to perform any of its representations and warranties or covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 days after the giving of written notice to RMT Partner of such breach; or
               (iv) if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment, and shall not have been waived by Parent;
          (d) by RMT Partner:
               (i) if Parent or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach; or
               (ii) if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment, and shall not have been waived by RMT Partner;
provided, however, that the Party seeking termination pursuant to clause (c)(iii), (c)(iv), (d)(i), or (d)(ii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
     7.02 Notice of Termination, Return of Documents, Continuing Confidentiality Obligation. In the event of termination by Parent or RMT Partner pursuant to this Article VII, written notice thereof will forthwith be given to the other Parties and the transactions contemplated by this Agreement and the Other RMT Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Other RMT Agreements are terminated as provided herein, (a) RMT Partner and Merger Sub will return to Parent all documents and copies and other material received from Parent and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other RMT Agreements, whether so obtained before or after the execution hereof, and (b) Parent and Folgers will return to RMT Partner all documents and copies and other material received from RMT Partner and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other RMT Agreements, whether so obtained before or after the execution hereof.
     7.03 Effect of Termination. (a) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement will become void and of no further force and effect, except for the provisions of Section 5.04 relating obligations to keep certain information confidential, Section 5.07 relating to publicity, this Section 7.03 and Article VIII (other than Section 8.12 which shall terminate with the other provisions of this Agreement except as specifically provided herein) containing general provisions. Nothing in this Article VII will be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence. For the avoidance of doubt, receipt by Parent of a payment or reimbursement pursuant to Section 7.03(b) or Section 7.03(c) will not limit the ability of Parent to sue for any willful breach of Section 5.10 or collect damages arising from any such willful breach (except, in the case of calculation of damages, to the extent a court would otherwise take such payment or reimbursement into account in assessing damages for such breach).
          (b) RMT Partner will pay to Parent:
               (i) a fee of $35 million if either Party terminates this Agreement pursuant to Section 7.01(b)(i); provided, that if (A) at any time after the date of this Agreement and prior to any such termination, an RMT Partner Takeover Proposal with respect to RMT Partner shall have been publicly announced, publicly proposed or commenced (provided that for purposes of determining whether an RMT Takeover Proposal exists under this clause (i), the references in the definition of such term to “15%” will be deemed to be “50%”); and (B) within twelve months after the date of such termination, RMT Partner shall have entered into an agreement related to an RMT Partner Takeover Proposal or any RMT Takeover Proposal shall have been consummated, then RMT Partner shall pay an additional fee of $65 million to Parent at or before the execution of such agreement;
               (ii) a fee of $100 million if (A) either Party terminates this Agreement pursuant to Section 7.01(b)(ii); (B) at any time after the date of this Agreement and prior to any such termination, an RMT Partner Takeover Proposal with respect to RMT Partner shall have been communicated to the Board of Directors of RMT Partner and not withdrawn (provided that for purposes of determining whether an RMT Takeover Proposal exists under this clause (ii), the references in the definition of such term to “15%” will be deemed to be “50%”); and (C) within twelve months after the date of such termination, RMT Partner shall have entered into an agreement related to an RMT Partner Takeover Proposal or any RMT Takeover Proposal shall have been consummated;
               (iii) a fee of $100 million if Parent terminates this Agreement pursuant to (c)(i) or (ii).
Any fee due under this Section 7.03(b) will be paid by wire transfer of immediately available funds (to an account specified by Parent). The fees described in clauses (i) and (iii) will be paid by RMT Partner promptly following termination of this Agreement (except that the fee described in the proviso to clause (i) will be paid as provided therein, and in the case of a termination by RMT Partner described in clause (i) above, such payment will be made at the time of or prior to such termination). The fee described in clause (ii) will be paid by RMT Partner at or before entering into the agreement relating to an RMT Takeover Proposal described therein. If RMT Partner makes a payment to Parent pursuant to Section 7.03(b)(i), 7.03(b)(ii), or 7.03(b)(iii), it will not be obligated to make any subsequent payment under the other subsections of Section 7.03(b) as applicable (for the avoidance of doubt, if the first payment contemplated by Section 7.03(b)(i) is paid by RMT Partner, the second payment contemplated by Section 7.03(b)(i) will continue to become payable under the circumstances provided therein). Upon payment of the termination fees in accordance with this Section 7.03(b) and any applicable reimbursement of expenses under Section 7.03(c), RMT Merger Partner will have no further liability to Parent at law or in equity under this Agreement except as specifically set forth in Section 7.03(a).
          (c) RMT Partner will reimburse Parent for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Other RMT Agreements and the transactions contemplated hereby and thereby (not to exceed $10 million) if this Agreement is terminated in the circumstances specified in clauses (i) or (iii) of Section 7.03(b), or if a fee becomes payable pursuant to clause (ii) of Section 7.03(b). Such reimbursement will be paid by wire transfer of immediately available funds (to an account specified by Parent), promptly following termination of this Agreement.
VIII. MISCELLANEOUS
     8.01 Nonsurvival Of Representations, Warranties And Agreements. None of the representations, warranties and agreements in this Agreement will survive the Merger; provided, however, that the agreements contained in Article I, Article II and in Sections 5.04, 5.05, 5.06, 5.14 and 5.15 and this Article VIII that by their terms are to be performed in whole or part after the Effective Time (each, a “Surviving Covenant”) will survive the Merger.
     8.02 Expenses. (a) General Rule. Except as otherwise provided in this Agreement or any of the Other RMT Agreements, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses.
          (b) HSR Fee; Printing Expenses. RMT Partner and Parent will share equally (i) any requisite filing fee in respect of any notice submitted pursuant to the HSR Act and (ii) the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the Commission contemplated by Section 5.08.
          (c) Folgers Counsel Expenses. In the event the Transactions are consummated, RMT Partner will reimburse Parent for fees and expenses incurred by Folgers or by Parent or any of its Subsidiaries on behalf of Folgers for Folgers’ legal counsel (including Fried, Frank, Harris, Shriver & Jacobson LLP) in connection with the Transactions, up to an aggregate amount of $2 million.
          (d) Folgers Indebtedness Expenses. Promptly following the earlier of (i) the Closing Date and (ii) the termination of this Agreement, RMT Partner will reimburse Parent for any costs and expenses incurred by Folgers or by Parent or any of its Subsidiaries on behalf of Folgers in connection with Folgers’ entry into the Folgers Credit Facility, including any rating agency evaluation or maintenance fees, commitment fees, professional fees and expenses, and other fees paid pursuant to fee letters and arrangements entered into in connection with the Folgers Credit Facility; provided, however, that RMT Partner will have no obligation to reimburse Parent for such fees and expenses if this Agreement is terminated by RMT Partner pursuant to Section 7.01(d)(i).
          (e) TSA Sunk Cost Charge. RMT Partner will be responsible to make the one-time $18.4 million payment set forth in the Transition Services Agreement as reimbursement of the fees and expenses incurred by Parent and its Subsidiaries in connection with the preparation of transitional services to be provided to Folgers following a divestiture of Folgers; provided, however, that RMT Partner will have no obligation to make such payment to Parent if this Agreement is terminated by RMT Partner pursuant to Section 7.01(d)(i).
     8.03 Entire Agreement. This Agreement and the Other RMT Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect.
     8.04 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Ohio, other than the choice of Law provisions thereof.
     8.05 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally, (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending, or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the other):
     If to Parent or, prior to the Effective Time, Folgers:
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attn: Joseph Stegbauer,
        Associate General Counsel — Global Transactions
Facsimile: (513) 983-7635
Email: stegbauer.ja@pg.com
     with a copy to:
Jones Day
222 East 41st Street
New York, NY 10017
Attention: Robert A. Profusek, Esq.
Facsimile: (212) 755-7306
Email: raprofusek@jonesday.com
     If to RMT Partner or, after the Effective Time, Folgers:
The J.M. Smucker Company
One Strawberry Lane
Orrville, Ohio 44667
Attn: M. Ann Harlan,
        Vice President, General Counsel and Secretary
Facsimile: (330) 684-3026
Email: ann.harlan@jmsmucker.com
     with a copy to:
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: John J. Jenkins, Esq. and Michael F. Marhofer, Esq.
Facsimile: (216) 241-0816
Email: jjenkins@calfee.com and mmarhofer@calfee.com
Any notice to Parent will be deemed notice to Parent and its Subsidiaries, and any notice to Folgers will be deemed notice to Folgers and its Subsidiaries.

     8.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.
          (b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.06(a) and will be effective only to the extent in such writing specifically set forth.
     8.07 No Third-Party Beneficiaries. Except for the provisions of Section 5.14 with respect to indemnification of indemnitees, this Agreement is solely for the benefit of the Parties hereto and does not confer on third-parties (including any employees of any member of the Parent Group, Folgers or RMT Partner or any of their respective Subsidiaries) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
     8.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to an Affiliate thereof, provided that such Person agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.
     8.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement or the Parent Disclosure Letter or RMT Partner Disclosure Letter. Whenever required by the context, any pronoun used in this Agreement or the Parent Disclosure Letter or RMT Partner Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Parent Disclosure Letter or RMT Partner Disclosure Letter will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other RMT Agreements, and the Parties acknowledge that (a) RMT Partner has been represented by Calfee, Halter & Griswold LLP in connection with this Agreement and the Other RMT Agreements, and (b) Parent has been represented by Jones Day in connection with this Agreement and the Other RMT Agreements (and Jones Day has not acted as counsel to Folgers in connection therewith). In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Other RMT Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
     8.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
     8.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.
     8.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions that it is obligated to take under the terms hereof to consummate the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     8.13 Disclosure Letters. There may be included in the Parent Disclosure Letter and/or the RMT Partner Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Parent Disclosure Letter and RMT Partner Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Parent Disclosure Letter and RMT Partner Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter and RMT Partner Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.
IX. DEFINITIONS
     For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:
     “Action” has the meaning given to such term in the Separation Agreement.
     “Affiliate” has the meaning given to such term in the Separation Agreement.
     “Agreement” has the meaning set forth in the preamble.
     “Amendment Proposal” has the meaning set forth in Section 1.03.
     “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Assets” has the meaning given to such term in the Separation Agreement.
     “Audited Statements” has the meaning set forth in Section 3.11.
     “Benefits Continuation Period” has the meaning set forth in Section 5.15(b).
     “Business Day” has the meaning given to such term in the Separation Agreement.
     “Business Employees” has the meaning set forth in Section 5.15(a).
     “Business Transfer Time” has the meaning given to such term in the Separation Agreement.
     “Certificate of Merger” has the meaning set forth in Section 1.01(c).

     “Clean-Up Spin Off” has the meaning given to such term in the Separation Agreement.
     “Closing” has the meaning set forth in Section 1.01(b).
     “Closing Date” has the meaning set forth in Section 1.01(b).
     “Code” has the meaning given to such term in the Separation Agreement.
     “Coffee Business” has the meaning assigned to such term in the Separation Agreement.
     “Coffee Business Compensation And Benefit Plans” has the meaning set forth in Section 3.10(a).
     “Continuing Employee List” has the meaning set forth in Section 5.15(a).
     “Coffee Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Coffee Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2008; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Coffee Business MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Coffee Business competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Coffee Business operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Parent and Folgers with their covenants in this Agreement; (vi) the failure of the financial or operating performance of the Coffee Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of RMT Partner; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby, including any employee departures; (ix) any deterioration in the business, financial condition or results of operations of the Coffee Business that occurs subsequent to the date hereof and prior to the Effective Time and does not (A) arise out of any breach of this Agreement or the Separation Agreement by Parent or Folgers, or (B) arise out of any extraordinary event of a nature described in clauses (iii) or (iv) (and in which case, such extraordinary event shall be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses operating in the packaged take-home coffee business in the U.S.), or (C) arise out of a product recall required under applicable Law of the Coffee Business’s products or out of a product tampering event that involves tampering with the Coffee Business’s products (and in which case, such recall or product tampering event shall be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses operating in the packaged take-home coffee business in the U.S.); or (x) changes in Laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (x), such matter will be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses operating in the packaged take-home coffee business in the U.S.
     “Coffee Business Pension Plan” has the meaning set forth in Section 3.10(c).
     “Commission” means the Securities and Exchange Commission.
     “Compensation And Benefit Plans” has the meaning set forth in Section 3.10(a).
     “Confidentiality Agreement” means the confidentiality agreement, dated April 24, 2008, by and between Parent and RMT Partner.
     “Constructive Termination” has the meaning set forth in Section 5.15(f).
     “Continuing Employee” has the meaning set forth in Section 5.15(a).
     “Contracts” has the meaning given to such term in the Separation Agreement.
     “Daily VWAP” shall mean for any trading day the volume weighted average price on such trading day of RMT Partner Common Stock on the New York Stock Exchange, as reasonably determined by Parent by reference to Bloomberg L.P. screen “SJM.N <Equity> AQR” (or any successor page) or any other widely-available calculation or trading data source.
     “Delayed Date” has the meaning set forth in Section 5.15(a).
     “Delayed Employee” has the meaning set forth in Section 5.15(a).
     “Disclosing Party” has the meaning set forth in Section 5.04(b)(i).
     “Dissenting Shares” has the meaning set forth in Section 2.09.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Distribution” has the meaning given to such term in the Separation Agreement.
     “Effective Time” has the meaning set forth in Section 1.01(c).
     “Employing Entity” has the meaning set forth in Section 5.15(a).
     “Enforceability Exception” has the meaning set forth in Section 3.02.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Estimation Date” has the meaning set forth in Section 1.02(b)(ii).

     “Exchange Act” has the meaning given to such term in the Separation Agreement.
     “Exchange Agent” has the meaning set forth in Section 2.02.
     “Exchange Fund” has the meaning set forth in Section 2.02.
     “Exchange Offer” has the meaning given to such term in the Separation Agreement.
     “Exchange Ratio” has the meaning set forth in Section 1.02(a).
     “Financial Statements” has the meaning set forth in Section 3.11.
     “Folgers” has the meaning set forth in the preamble.
     “Folgers Assets” has the meaning given to such term in the Separation Agreement.
     “Folgers Common Stock” has the meaning given to such term in the Separation Agreement.
     “Folgers Credit Facility” has the meaning given to such term in the Separation Agreement.
     “Folgers Entities” has the meaning given to such term in the Separation Agreement.
     “Folgers Equity Interests” has the meaning set forth in Section 3.05.
     “Folgers Form 10/S-4” has the meaning set forth in Section 5.08.
     “Folgers Governmental Approvals” has the meaning given to such term in the Separation Agreement.
     “Folgers Group” has the meaning given to such term in the Separation Agreement.
     “Folgers Liabilities” has the meaning given to such term in the Separation Agreement.
     “Folgers Material Contract” has the meaning set forth in Section 3.03.
     “Folgers Stock Issuance” has the meaning given to such term in the Separation Agreement.
     “Folgers Transfer” has the meaning given to such term in the Separation Agreement.
     “Fully Diluted Basis” has the meaning set forth in Section 1.02(b)(i).

     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Approval” has the meaning given to such term in the Separation Agreement.
     “Governmental Authority” has the meaning given to such term in the Separation Agreement.
     “HSR Act” has the meaning set forth in Section 3.03.
     “Information” has the meaning set forth in Section 5.04(a).
     “Intellectual Property” has the meaning given to such term in the Separation Agreement.
     “Intellectual Property Matters Agreement” has the meaning given to such term in the Separation Agreement.
     “Intended Tax-Free Treatment” means that (i) the Folgers Transfer, taken together with the Distribution, qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, qualifies as a distribution of Folgers stock to Parent stockholders pursuant to Section 355 of the Code, pursuant to which no gain or loss should be recognized for federal income tax purposes, except to the extent of cash received in lieu of fractional shares, and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code.
     “Knowledge” means, in the case of an entity, the actual knowledge after due inquiry of the executive officers of such entity as of the date of the representation, warranty or statement.
     “Law” has the meaning given to such term in the Separation Agreement.
     “Measurement Date” has the meaning set forth in Section 4.03(a).
     “Merger” has the meaning set forth in Section 1.01(a).
     “Merger Consideration” has the meaning set forth in Section 2.01(b).
     “Merger Sub” has the meaning set forth in the preamble.
     “Merger Sub Common Stock” has the meaning set forth in Section 4.03(b).
     “NYSE” means the New York Stock Exchange.
     “Ohio Corporation Law” means the General Corporation Law of the Ohio Revised Code.

     “One-Step Spin-Off” has the meaning given to such term in the Separation Agreement.
     “Order” has the meaning given to such term in the Separation Agreement.
     “Other RMT Agreements” means the Separation Agreement, the Voting Agreement and the other agreements and documents defined as “Ancillary Agreements” in the Separation Agreement.
     “Outside Date” has the meaning set forth in Section 7.01(b)(ii).
     “Parent” has the meaning set forth in the preamble.
     “Parent Disclosure Letter” means the disclosure letter delivered by Parent to RMT Partner immediately prior to the execution of this Agreement.
     “Parent Welfare Plan” has the meaning set forth in Section 5.15(e).
     “Parties” means Parent, Folgers, RMT Partner and Merger Sub.
     “Patent” has the meaning set forth in the Separation Agreement.
     “Permits” means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.
     “Permitted Encumbrances” means (a) Security Interests reflected in the Folgers balance sheet delivered as part of the Audited Statements pursuant to Section 3.11 of this Agreement; (b) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the Coffee Business; (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith; (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business; and (e) any Security Interests created in connection with the Folgers Credit Facility or any arrangements ancillary thereto.
     “Permitted Equity Awards” has the meaning set forth in Section 5.02(c)(iv).
     “Person” has the meaning given to such term in the Separation Agreement.
     “Proxy Statement” has the meaning set forth in Section 5.08.
     “Qualifying Exchange Offer” means an Exchange Offer in which Parent offers to exchange any and all of the shares of Folgers Common Stock issued to Parent in the Folgers Stock Issuance in exchange for shares of Parent common stock.
     “Qualifying RMT Partner Takeover Proposal” has the meaning set forth in Section 5.10(f)(i).

     “Recapitalization” has the meaning given to such term in the Separation Agreement.
     “Receiving Party” has the meaning set forth in Section 5.04(b).
     “Record Date” has the meaning given to such term in the Separation Agreement.
     “Reference Price” means the volume weighted average trading price of RMT Partner Common Stock on the New York Stock Exchange during the five trading days preceding the Estimation Date. For purposes of the calculation of Reference Price, if the RMT Partner Common Stock is not trading on an “ex-” basis with respect to the Special Dividend with respect to any trading day used in calculating the Reference Price, the per share price of the RMT Partner Common Stock for such trading day will be reduced by the per-share value of the Special Dividend for purposes of such calculation.
     “Representatives” has the meaning set forth in Section 5.10(a).
     “RMT 401(k) Plan” has the meaning set forth in Section 5.15(d).
     “RMT Filings” means, collectively, the Folgers Form 10/S-4, the Schedule TO, the Proxy Statement and the RMT Partner Form S-4.
     “RMT Partner” has the meaning set forth in the preamble.
     “RMT Partner Common Stock” has the meaning set forth in Section 4.03(a).
     “RMT Partner Compensation and Benefit Plans” has the meaning set forth in Section 4.11(a).
     “RMT Partner Disclosure Letter” means the disclosure letter delivered by RMT Partner to Parent immediately prior to the execution of this Agreement.
     “RMT Partner Equity Interests” has the meaning set forth in Section 4.03(a).
     “RMT Partner Form S-4” has the meaning set forth in Section 5.08.
     “RMT Partner MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of RMT Partner and its Subsidiaries taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing May 1, 2008; provided, however, that any such effect resulting or arising from or relating to an of the following matters will not be considered: (i) any conditions in the industry in which the RMT Partner competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the RMT Partner operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by RMT Partner and Merger Sub with its covenants in this Agreement; (vi) the failure of the financial or operating performance of the RMT Partner to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Parent; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby (including any employee departures); or (ix) changes in Laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (ix), such matter will be considered to the extent that it disproportionately affects the RMT Partner as compared to similarly situated businesses operating in the same industry and geographic areas as the RMT Partner operates.
     “RMT Partner Material Contract” has the meaning set forth in Section 4.04.
     “RMT Partner Options” has the meaning set forth in Section 4.03(a).
     “RMT Partner Pension Plan” has the meaning set forth in Section 4.11(c).
     “RMT Partner Preferred Stock” has the meaning set forth in Section 4.03(a).
     “RMT Partner Right” has the meaning set forth in Section 4.03(a).
     “RMT Partner Rights Agreement” has the meaning set forth in Section 4.03(a).
     “RMT Partner SEC Filings” has the meaning set forth in Section 4.05(a).
     “RMT Partner Series A Preferred Stock” has the meaning set forth in Section 4.03(a).
     “RMT Partner Shareholder Approval” has the meaning set forth in Section 4.08(a).
     “RMT Partner Shareholder Meeting” has the meaning set forth in Section 5.09.
     “RMT Partner Shareholders” means the holders of RMT Partner Common Stock.
     “RMT Partner Stock Issuance” has the meaning set forth in Section 2.01(b).
     “RMT Partner Superior Proposal” has the meaning set forth in Section 5.10(f)(iii).
     “RMT Partner Takeover Proposal” has the meaning set forth in Section 5.10(f)(ii).
     “RMT Welfare Plan” has the meaning set forth in Section 5.15(e).
     “Rule 145 Affiliates” has the meaning set forth in Section 5.13.
     “Schedule TO” has the meaning set forth in Section 5.08.
     “Securities Act” has the meaning given to such term in the Separation Agreement.

     “Security Interest” has the meaning given to such term in the Separation Agreement.
     “Separation Agreement” means the Separation Agreement in the form of Exhibit B among Folgers, Parent and RMT Partner.
     “Shortfall Amount” has the meaning set forth in Section 1.02(c).
     “Special Dividend” has the meaning set forth in Section 5.02(c)(iii).
     “Subsidiary” has the meaning given to such term in the Separation Agreement.
     “Surviving Corporation” has the meaning set forth in Section 1.01(a).
     “Surviving Covenant” has the meaning set forth in Section 8.01.
     “Tax” has the meaning set forth in the Tax Matters Agreement.
     “Tax Matters Agreement” has the meaning set forth in the Separation Agreement.
     “Tax Return” has the meaning set forth in the Tax Matters Agreement.
     “Temporary Employee” has the meaning set forth in Section 5.01(a).
     “Trademarks” has the meaning set forth in the Separation Agreement.
     “Trading Day” means any day on which there are sales of common stock on the NYSE composite tape.
     “Transactions” means the Folgers Transfer, the Recapitalization, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other RMT Agreements.
     “TSA” has the meaning set forth in the Separation Agreement.
     “Unaudited Statements” has the meaning set forth in Section 3.11.
     “Voting Agreement” means the agreement in the form attached hereto as Exhibit C, between Parent and the RMT Partner Shareholders that are parties thereto.
     “Wagstaff Shareholders” means Susan S. Wagstaff, the Susan S. Wagstaff Trust, the H. Reid Wagstaff Trust and the Protected Trust and Exempt Trust FBO Susan S. Wagstaff.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

THE PROCTER & GAMBLE COMPANY
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

THE FOLGERS COFFEE COMPANY
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

THE J.M. SMUCKER COMPANY
By:	/s/ Timothy P. Smucker
	Name:	Timothy P. Smucker
	Title:	Chairman and Co-CEO

MOON MERGER SUB, INC.
By:	/s/ Richard K. Smucker
	Name:	Richard K. Smucker
	Title:	Co-Chief Executive Officer

[Signature Page to Transaction Agreement]